UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 27, 2013

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

Members of Humana Inc.’s senior management team are scheduled to meet with investors at various times between February 28, 2013 and March 31, 2013.  The date and time of each presentation during the period discussed in this filing are available via the Investor Relations section of Humana’s web site.

During such meetings, Humana’s management expects:

(1)
To reaffirm its guidance of $7.60 to $7.80 in diluted earnings per common share (“EPS”) for the year ending December 31, 2013 (consistent with that issued in Humana’s press release dated February 4, 2013, and subsequently reiterated in investor presentations posted to the Investor Relations section of its web site at www.humana.com); and

(2)	To address the preliminary 2014 Medicare Advantage benchmark payment rates released by the Centers for Medicare and Medicaid Services (“CMS”) on February 15, 2013 (“the CMS Notice”) as follows:

a.
As noted in its current report on Form 8-K filed on February 19, 2013, the Company believes the preliminary base rates included in the CMS Notice would result in a mid-single-digit decline in its benchmark payment rates (excluding the impact of the industry premium tax, county rebasing and risk factor recalibration – which are anticipated to be discussed in the final rate notice).

b.
The Company expects that the preliminary base rates included in the CMS notice would cause significant disruption for Medicare beneficiaries served by Humana in the form of market exits, decreases in benefits and/or increases in premiums, and/or reductions in services provided as a result of operating cost structure optimization.

c.
The Company is conducting a market-by-market assessment that will be refined further once final rates are known in order to determine necessary actions and implications on margins, membership and overall earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: /s/ Steven E. McCulley Steven E. McCulley Vice President and Controller (Principal Accounting Officer)

Dated:           February 27, 2013